EXHIBIT 14(a)

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement on Form N-14 of Merrill Lynch Small Cap Value Fund, Inc. of our report dated May 10, 2002 appearing in the March 31, 2002 Annual Report of Merrill Lynch Small Cap Value Fund, Inc., and to the references to us under the caption "COMPARISON OF THE FUNDS - Financial Highlights - ML Small Cap" and "EXPERTS" appearing in the Joint Proxy Statement and Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
December 30, 2002